Exhibit 10.9

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT – VALENTINE

          This Executive Employment Agreement (“Agreement”) is made as of the 1st day of July, 2010 (the “Effective Date”) by and between INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation located at 7100 Grade Lane, Building #1, Louisville, Kentucky 40213 (the “Company”) and JEFFREY VALENTINE, an individual residing at 15946 Keeney Drive, Fairhope, Alabama 36532 (“the “Executive”).

RECITALS

          The Company and Executive currently are parties to an Executive Employment Agreement (the “Original Agreement”) dated as of June 1, 2009. Both parties desire to modify the terms and conditions of the Original Agreement by entering into this Agreement in replacement of the Original Agreement.

          The Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company upon the terms and conditions set forth in this Agreement.

          NOW THEREFORE, in consideration of (a) the Executive’s employment with the Company as its General Manager – ISA Alloys in Mobile, Alabama, (b) the compensation paid to the Executive and the benefits provided to the Executive in connection with such employment including applicable coverage under the Company’s D&O policy, (c) the Executive’s use of the equipment, supplies, facilities and other resources of the Company and (d) the opportunity provided to Executive by the Company to acquire or use information relating to or based upon the Company’s business and to work and develop in the industry and lines of business engaged in by the Company from time-to-time or for which the Executive is hereby employed hereunder, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION OF THIS AGREEMENT

          Article 1.1 Defined Terms. As used herein, capitalized terms when used in this Agreement shall have the meanings set forth in Annex 1 attached hereto and made a part hereof and as defined in this Agreement.

          Article 1.2 Interpretation. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement and not any particular section, paragraph, subparagraph or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.

ARTICLE 2
TERM OF EMPLOYMENT

          ARTICLE 2.1 Duration. The Company agrees to employ the Executive, and the Executive agrees to be so employed for an Initial Term (“Initial Term”) commencing on the Effective Date of this Agreement, and ending on the Termination Date (as defined below) or

June 30, 2015 whichever shall first occur. The Executive’s employment may be terminated earlier or renewed, as herein provided, pursuant to this Article. At any time more than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, respectively, either the Company or Executive may give notice of nonrenewal and this Agreement shall terminate at the end of such term. If a notice of nonrenewal is not given, or the Agreement is not terminated a set forth in Article 2.2, Executive’s employment under the terms of this Agreement shall be extended for an additional one year period. (The one year period shall be defined as commencing on [July 1, 2015] and continuing for the next three hundred sixty-five (365)/three hundred sixty-six (366) consecutive calendar days as applicable.)

          ARTICLE 2.2 Termination. The Executive’s employment may be terminated on any one or more of the following dates: (a) the date specified in a Notice of Termination given by the Executive in connection with his voluntary termination (which shall not be less than thirty (30) days from the date such Notice of Termination is given, unless a shorter period is subsequently requested by the Company after receipt of such Notice of Termination); (b) the date specified in a Notice of Termination given by the Board of Directors of the Company to the Executive stating that the Executive’s employment is being Terminated for Cause; (c) the date specified in a Notice of Termination given by the Board of Directors to the Executive stating that the Executive’s employment with the Company is terminated without cause; (d) the date of the Executive’s death; or (e) the date specified in a Notice of Termination given by the Company at a time after which the Executive has become Incapacitated in connection with a termination of the Executive’s employment by reason of his Incapacity. Except as provided in Article 2.4, all obligations of the Company to Executive shall terminate as of the Termination Date.

          ARTICLE 2.3 Salary and Benefits. During the Employment Period:

          ARTICLE 2.3.1 The Company will pay the Executive a Base Salary at the rate of $3,846.15 per week (“Base Salary”), payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes and other required deductions for welfare, fringe benefits and withholding and those deductions requested by Executive.

          ARTICLE 2.3.2 The Executive shall be entitled to a bonus based as a Level 1A employee under the Management Incentive Plan (the “MIP”), dated July 1, 2010, for calendar year 2010 provided he remains employed by the Company during the entirety of calendar year 2010. Such bonus shall be payable in a single lump sum payment as soon as practicable following December 31, 2010 subject to applicable withholding and other taxes and other required deductions for welfare, fringe benefits and withholding and those deductions requested by Executive. Beginning in 2011 and for the remainder of the Initial Term, Executive shall participate in the MIP or such similar incentive arrangement as may be mutually agreeable to Company and Executive with the timing for payment being as soon as practicable following December 31st of the applicable year and maintenance of employment by Executive during the entirety of the applicable year. See Exhibit A, attached hereto and incorporated herein by reference, outlining the MIP.

          ARTICLE 2.3.3 The Executive shall be entitled to receive as a bonus up to thirty thousand (30,000) shares of the Company’s common stock per annum commencing in 2011 for calendar year 2010, and thereafter in 2012, 2013, 2014, 2015 and 2016 for calendar years 2011, 2012, 2013, 2014 and 2015, respectively, resulting in a maximum of one hundred and fifty thousand (150,000) shares of the Company common stock over the Initial Term (but in no event greater than 30,000 shares in any one calendar year) based on satisfaction of the return on net assets (“RONA”) criteria set forth in Exhibit B attached hereto and incorporated herein by reference. The RONA shall be calculated in the same manner as RONA is determined under the MIP. Such bonus shall be payable in the form of Company common stock in one delivery of a stock certificate, as soon as practicable following December 31, 2010 subject to applicable withholding and other taxes and other required deductions.

          ARTICLE 2.3.4 The Executive shall be entitled to receive as a bonus up to fifty thousand (50,000) shares of the Company’s common stock over the Initial Term based on satisfaction of the 5 year (2010-2014) average return on net assets (“RONA”) criteria set forth in Exhibit B attached hereto and incorporated herein by reference. The RONA shall be calculated in the same manner as RONA is determined under the MIP. Such bonus shall be payable in the form of Company common stock in one delivery of a stock certificate, as soon as practicable following December 31, 2014 subject to applicable withholding and other taxes and other required deductions.

          ARTICLE 2.3.5 The Executive will be entitled to participate in all medical and hospitalization, group life insurance, retirement, and any and all other welfare and fringe plan benefits as are from time to time provided by the Company to its executive employees, subject to the provisions of such plans, including, without limitation, eligibility criteria and contribution requirements, as the same may be in effect from time to time. The Company will provide the Executive with full medical coverage at no cost to the employee.

          ARTICLE 2.3.6 The Executive will be entitled to a maximum of two (2) weeks paid vacation during each calendar year (prorated for any partial year during the term) commencing in 2010 to be taken at such times and intervals as shall be determined by the Executive, and approved by the President of the Company, which approval shall not be unreasonably withheld and provided in the President’s judgment that the timing of such vacation shall not interfere with the Executive’s performance of his duties hereunder. Unused vacation shall not be accrued or reimbursed to Executive.

          ARTICLE 2.3.7 The Executive shall be entitled to reimbursement of reasonable business expenses incurred by the Executive (subject to Executive’s submission of appropriate substantiation in accordance with the rules in place for other executives of the Company). In addition thereto, and not in substitution thereof, the Company shall provide Executive with a monthly car payment allowance (the amount of which shall not exceed $700.00 per month) which shall be used by Executive to acquire an automobile selected by the Executive, with the concurrence of the Company, for use by the Executive during his employment by the Company. The Executive shall, at his own expense, provide for comprehensive insurance coverage for the vehicle, naming Company as a named insured. Executive shall provide proof of said coverage to Company, including existence of minimum underlying limits and umbrella limits for bodily injury coverage in the total amount of $1,500,000. Executive shall be responsible for any damage due to neglect or misuse by Executive.

          ARTICLE 2.3.8 The Company represents and the Executive acknowledges that he may receive shares of the Company common stock under this Agreement, which shall be deemed “restricted” stock, subject to a six (6) month holding period and further subject to the provisions of Rule 144 under the Securities Act of 1933, as amended.

          Executive agrees that this Agreement and the rights, interests and benefits under it shall not be assigned, transferred, pledged, or hypothecated in any way by Executive or any other person claiming under Executive by virtue hereof. Such rights, interest or benefits shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, or hypothecation, or other disposition of the shares granted pursuant to this Agreement or of such rights, interest, and benefits contrary to the preceding provision, or the levy or any attachment or similar process thereupon, shall be null and void and without any legal effect.

          The Executive represents and warrants that any shares he receives pursuant to the terms of this Agreement he will be receiving for investment and not with a view to distribution thereof and understands and acknowledges that in the absence of an effective Registration Statement as to the shares he receives any Stock Certificate(s) representing the shares shall bear the following legend:

The Shares represented by this certificate have not been registered or qualified for sale under the Securities Act of 1933, as amended (the “Act”, or any state securities or blue sky laws, and may not be sold, transferred or otherwise disposed of except pursuant to an exemption from registration or qualification there under. The Company may require, as a condition to the transfer of this certificate, an opinion of counsel satisfactory to the Company to the effect that such transfer will not be in violation of the Act or any such laws.

          ARTICLE 2.4 Severance Pay.

          ARTICLE 2.4.1 (a) If the Executive’s employment ends as the result of a Termination Without Cause, the Executive shall be entitled to receive his Base Salary and Welfare Plan Benefits (as defined below) through the Initial Term or Renewal Term, as applicable;

                              (b) If the Executive’s employment ends as the result of Executive’s Incapacity, Executive shall be entitled to receive either available worker’s compensation benefits or insured benefits as provided by the Company’s disability policy;

                              (c) If the Executive’s employment ends as the result of the death of Executive, Executive shall be entitled to receive his Base Salary and Welfare Plan Benefits through the date of death;

                              (d) If the Executive’s employment ends as the result of Voluntary Termination, Executive shall be entitled to receive his Base Salary and Welfare Plan Benefits through the Termination Date; or

                              (e) If the Executive’s employment ends as the result of Termination for Cause, Executive shall be entitled to receive his Base Salary and Welfare Plan Benefits through the Termination Date.

          ARTICLE 2.4.2 In those instances where the Company owes Executive payments after the Termination Date, the payments to be made by the Company to the Executive under this Article 2.4 shall be made in installments, and on the payment dates, during the Severance Period (as defined below) on which Base Salary would have otherwise been paid had the Executive’s employment not been terminated. Upon the making of the last of such payments, the Company will have no further Severance Payment obligation to the Executive. All payments shall be subject to applicable withholding and other taxes.

          ARTICLE 2.4.3 For so long as the Company is required to make the severance payments described in this Article 2.4 (the “Severance Period”) and subject to the provisions of Article 2.4.4 below, the Company will, in addition to such payment, provide or arrange to provide the Executive with its regular subsidy payments toward benefits substantially similar to those which the Executive was receiving or entitled to receive under the Company’s life, accident, dental and group health insurance plans, 401K, FSA or any similar health or welfare plans in which the Executive was participating immediately prior to the Termination Date (“Welfare Plan Benefits”) at a cost to the Company which is not greater than the cost the Company paid immediately prior to the Termination Date; provided, that to the extent any such coverage is prohibited, whether by contract, any judicial or legislative authority or otherwise, the Company shall in its sole discretion make alternative arrangements to provide the Executive with Welfare Plan Benefits or provide the Executive with a payment in an amount equal to the amount that the Company was contributing toward the purchase of the Welfare Plan Benefits for Executive immediately prior to the Termination Date. Benefits or payments otherwise receivable by the Executive pursuant to the preceding sentence shall be reduced to the extent Company determines comparable benefits are available from another employer. Executive shall have the duty to fully and promptly advise Company of any available benefits offered, whether accepted or not, no later than three (3) business days after any such benefits are offered.

ARTICLE 3
PROPERTY AND BUSINESS OF THE COMPANY

          ARTICLE 3.1 Nondisclosure. During the Employment Period and during the periods described in the last sentence of this Article 3.1, the Executive (a) will receive and hold all Company information in trust and in strict confidence, (b) will not disclose and will use commercially reasonable efforts to protect Company information from disclosure, (c) will not, directly or indirectly, use or assist others to use any Confidential Information (as hereinafter defined), and (d) will not, directly or indirectly, use, disseminate or otherwise disclose any Company information or Confidential Information to any third party, except in the case of each of (a) through (d) above, as required by the Executive’s duties in the course of his employment by the Company or as required by applicable law. The provisions of this Article 3.1 shall survive the Termination Date.

          ARTICLE 3.2 Books and Records. All books, records, reports, writings, notes, inventions, notebooks, computer programs, sketches, drawings, blueprints, prototypes, formulas, patents, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists and other documents and/or things relating to the business of the Company, its affiliates or any of their respective subsidiaries (including but not limited to any of the same embodying or relating to any actual Confidential Information or trade secrets), whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company, its affiliates or such possession shall be the exclusive property of the Company, its affiliates or such subsidiary, as the case may be (all of which is defined herein as “Confidential Information”), and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to the prior written authorization of the Company on the Termination Date or on the Company’s written request at any time.

          ARTICLE 3.3 Inventions and Patents. The Executive agrees that all inventions, innovations or improvements related to the Company’s or any of its respective subsidiaries’ method of conducting its business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during the Employment Period with the Company belong to the Company and the Executive hereby assigns all of such inventions, innovations and improvements, contributions, ideas and discoveries to the Company.

The Executive will promptly disclose such inventions, innovations and improvements, contributions, ideas and discoveries to the Board and perform all actions reasonably requested by the Board to establish and confirm such ownership in the Company.

          ARTICLE 3.4 Non-Competition. During the Employment Period (which shall be deemed to include the Severance Period, if any, for purposes of this Article 3) and for a period of twelve (12) months from and after the later of the last payment made during the Severance Period or the Termination Date (collectively, the “Non-Competition Period”), the Executive will not directly or indirectly, (i) engage in any business which is the same or substantially the same as any business of the Company (the “Restricted Business”) as of the date of the Executive’s termination, or (ii) have any interest in any other business venture, whether as a debt or equity holder, employee, officer, director, member, manager, partner, agent, security holder, consultant or otherwise, that directly or indirectly is engaged in the Restricted Business, within one hundred (100) direct miles of any geographic area in which the Company, its affiliates or any of their respective subsidiaries, engage in the Company’s business operations as of the Termination Date. Nothing in this Article 3.4 shall be deemed to prevent the Executive from acquiring and owning solely as a passive investment, equity securities (including options to purchase equity securities) in an aggregate of less than three percent (3%) in the aggregate of the equity securities of any class of any issuer that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealer Automated Quotations System or any similar system of automated dissemination of quotations of securities prices in common use, or so long as the Executive is not a member of any “control group” (within the meaning of the rules and regulation of the United States Securities and Exchange Commission) of any such issuer.

          ARTICLE 3.5 Non-Solicitation of Employees. During the Non-Competition Period, the Executive shall not, directly or indirectly, (a) solicit for employment or employ (or attempt to solicit for employment or employ), for the Executive or on behalf of any other Person (other than the Company or any of its respective subsidiaries) provided that nothing shall prevent the Executive from making a general solicitation not targeted at the Company’s or any of its respective subsidiaries’ employees, any employee of the Company, its affiliates or any of their respective subsidiaries, or any person who was such an employee during a one year (1) period preceding or succeeding the Termination Date, or (b) otherwise encourage any such employee to leave his or her employment with the Company, its affiliates or any of their respective subsidiaries.

          ARTICLE 3.6 Non-Solicitations of Others. During the Non-Competition Period, the Executive shall not, directly or indirectly, (a) solicit, call on, or transact or engage in the Restricted Business with (or attempt to do any of the foregoing with respect to) any customer, distributor, vendor, supplier or agent with whom the Company, its affiliates or any of their respective subsidiaries shall have dealt, or that the Company, its affiliates or any of their respective subsidiaries shall have actively sought to deal, at any time during a one year (1) period preceding or succeeding Executive’s Termination Date for or on behalf of the Executive or any other person (other than the Company, its affiliates or any of their respective subsidiaries) in connection with a Restricted Business or (b) encourage any such customer, distributor, vendor, supplier or agent to cease, in whole or in part, its business relationship with the Company, its affiliates or any of their respective subsidiaries.

          ARTICLE 3.7 Covenants Reasonable. The Executive acknowledges and agrees that the covenants provided for in this Article 3 are reasonable and necessary in terms of scope, duration, area, business and all other matters to protect the Company’s and its respective subsidiaries’ legitimate business interests, which include, among others, protecting (a) valuable confidential business information, (b) substantial relationships with customers throughout the Restricted Area and (c) goodwill with customers, employees, distributors, suppliers and vendors associated with respective businesses.

          ARTICLE 3.8 Construction; Enforceability. To the extent that any provision contained in this Article 3 may later be adjudicated by a court to be too broad to be enforced with respect to such provision’s scope, duration, area, line of business or any other matter, such area, line of business or other matter, as the case may be, shall automatically be amended to satisfy the terms of any court order so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction and this Article 3 as drafted, however, such amendment is only to apply with respect to the operation of such provision in the applicable jurisdiction in which such adjudication is made.

ARTICLE 4
MISCELLANEOUS

          ARTICLE 4.1 Notices. Any notice, request, demand, claim or other communication hereunder that is required to be made in writing shall be deemed duly given on the fifth (5th) business day after if it is sent by registered or certified mail, return receipt requested, postage prepaid, or, on the next business day after it is sent by a reputable overnight courier such as Federal Express, and addressed to the intended recipient as set forth below:

If to the Executive:	To the Executive’s last known address as set forth in the Company’s payroll records.

If to the Company:	Industrial Services of America, Inc. 7100 Grade Lane Louisville, KY 40213 Attention: Chief Financial Officer

          Either party hereto may send any notice, request demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communications shall be deemed to have been duly given unless and until it actually is received by the intended recipient; provided, that such communication is also sent by registered or certified mail or by reputable overnight courier within five business days of the original communication. Either party hereto may change the address to which notices, requests, demand, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

          ARTICLE 4.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner so as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or such application in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein; provided, that if any of the provisions of Article 3 are held to be invalid, illegal or unenforceable, then such provision shall be deemed amended in the manner and to the extent provided for in Article 3.8 above.

          ARTICLE 4.3 Complete Agreement. This Agreement and all exhibits and annexes attached hereto embody the complete agreement and understanding among the parties relating to the subject matter hereof and supersedes and preempts any prior understanding, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          ARTICLE 4.4 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original.

          ARTICLE 4.5 Successors and Assigns. This Agreement may not be assigned by either the Company or the Executive, except that the Company may assign the Agreement to a Person who purchases all or substantially all of the assets of the Company, by merger or asset purchase or lease agreement. Subject to the preceding sentence, this Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors and assigns (and, in the case of the Executive, heirs and personal representatives), except that Executive may not assign any of his rights or delegate any of his obligations hereunder.

          ARTICLE 4.6 Equitable Remedies. The Executive acknowledges and agrees that the Company would not have an adequate remedy at law in the event any of the provisions of Article 3 set forth above are not performed in accordance with their specific terms, or are breached or are threatened to be breached. Accordingly, the Executive agrees that the Company shall be entitled, in addition to any other rights and remedies which may be available to it, to an injunction or injunctions to prevent breaches of Article 3 above and to enforce specifically the terms and provisions thereof in any action instituted in any court of competent jurisdiction, and without any requirement to post a bond or other security. In the event Company is required to seek and is granted injunctive relief against Executive for any breach of Article 3, Company shall be entitled to an award of reasonable attorney fees and costs, including all those fees and costs incurred in any appeals.

          ARTICLE 4.7 Choice of Law: Jurisdiction and Venue. This Agreement shall be governed and construed in accordance with the law of the Commonwealth of Kentucky without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the law of said state.

          ARTICLE 4.8 Dispute Resolution.

          Article 4.8.1 In consideration of the compensation and benefits paid to Executive by the Company, the receipt and sufficiency of which is hereby acknowledged, and for other good and valuable consideration, Executive agrees that all legal claims or disputes arising out of or related to Executive’s employment and/or termination with the Company must be submitted to binding arbitration and that binding arbitration will be the sole and exclusive final remedy for resolving any such claim or dispute. Executive also agrees that any arbitration between the Company and Executive is of an individual claim and that any claim subject to arbitration will not be arbitrated on a class-wide basis. Executive agrees that the American Arbitration Association in accordance with its National Rules for the resolution of Employment Disputes shall administer any arbitration between the Company and Executive and judgment on the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall take place in the City of Louisville, in the Commonwealth of Kentucky. The Company and the

Executive shall share equally in the administrative fees for arbitration such as filing fees, hearing fees, and hearing room rental fees. Each of the Company and the Executive shall be responsible for its and his legal fees and expenses, respectively.

          Legally protected rights covered by this Article 4.8, regarding Dispute Resolution, are all legal claims arising out of or relating to employment with the Company, including: claims for wages or other compensation; claims for breach of any contract, covenant or warranty (expressed or implied); tort claims (including, but not limited to, claims for physical, mental or psychological injury, but excluding statutory workers compensation claims); claims for wrongful termination; sexual harassment; discrimination (including, but not limited to, claims based upon race, sex, religion, national origin, age, medical condition or disability whether under federal, state or local law); claims for benefits or claims for damages or other remedies under any employee benefit program sponsored by the Company (after exhausting administrative remedies under the terms of such plans); “whistleblower” claims under any federal, state, or other governmental law, statute, regulation or ordinance; and claims for retaliation under any law, statute, regulation or ordinance, including retaliation under any worker compensation law or regulation; and claims arising out of or relating to any employment contract (including this Agreement), employment applications, the Company’s personnel manuals or policy statements, or any other employment agreements.

          Executive understands and agrees that by entering into this Agreement, Executive anticipates gaining the benefits of a speedy, impartial dispute resolution procedure.

          4.8.2 Executive understands and agrees that the Company is engaged in transactions involving interstate commerce and the Executive’s employment involves such commerce. Executive agrees that the Federal Arbitration Act shall govern the interpretation, enforcement, and proceeding under this Agreement. Any decision of the arbitrator shall be enforceable in any federal or state court of competent jurisdiction located in the County of Jefferson, Commonwealth of Kentucky and each party irrevocably submits to the personal and exclusive jurisdiction of such court.

          4.8.3 Executive understands and agrees that the provisions of the Agreement are severable and, should any provision be held unenforceable, all others will remain valid, binding and fully enforceable. Executive agrees that the arbitrator, and not any federal, state, or local court or agency shall have the exclusive authority to resolve any dispute relating to the interpretation, arbitrability, applicability, enforceability or reformation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. If a court should determine that arbitration under this Agreement is not the exclusive, final, and binding method for the Company and the Executive to resolve disputes and/or that the decision and award of the arbitrator is not final and binding as to some or all of the Executive’s claims, the Executive must submit his claim to arbitration and pursue the arbitration to conclusion before filing or pursuing any legal, equitable, or other legal proceeding for any eligible claim in a court of competent jurisdiction.

          4.8.4 This Agreement to arbitrate shall survive the termination of Executive’s employment. It can only be revoked or modified by mutual consent evidenced by a writing signed by both parties that specifically state their intent to revoke or modify this Agreement.

          ARTICLE 4.9 Amendment and Waivers. No provisions of this Agreement may be amended or waived without the prior written consent of the parties hereto. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not be construed to operate as a waiver of any other breach of the same or any other term or provision or as a waiver of any contemporaneous breach of any other term or provision or as a continuing waiver of the same or any other term or provision.

          ARTICLE 4.10 Business Days. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.

          ARTICLE 4.11 No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors and assigns, heirs and personal representatives nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

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          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

EXECUTIVE	INDUSTRIAL SERVICES OF AMERICA, INC.

/s/ Jeffrey Valentine	By:	/s/ Harry Kletter

Jeffrey Valentine
	Title:	Chief Executive Officer

ANNEX 1

1. Agreement:

          Shall mean the Amended and Restated Executive Employment Agreement executed by Industrial Services of America, Inc. and Jeffrey Valentine effective July 1, 2010, as it may be amended from time to time, hiring Jeffrey Valentine as General Manager – ISA Alloys.

2. Company:

          Industrial Services of America, Inc., a Florida corporation, with its principal place of business located at 7100 Grade Lane, Louisville Kentucky.

3. Effective Date:

          July 1, 2010

4. Employment Period:

          July 1, 2010, until June 30, 2015, unless otherwise terminated pursuant to the terms and conditions of the Agreement.

5. Executive:

          Jeffrey Valentine.

6. Initial Term:

          July 1, 2010, until June 30, 2015, unless otherwise terminated pursuant to the terms and conditions of the Agreement.

7. Incapacitation, Incapacitated, Incapacity:

          Shall mean that a qualified physician attending the Executive shall have determined and provided written evidence of such determination to the Company that said Executive is unable to attend to his personal affairs or the business affairs of the Company on a day-to-day basis or a Court of Competent jurisdiction determines the Executive is unable to fulfill his duties to the Company under the Agreement.

8. Notice of Termination:

          A written notice from Executive (in the case of Voluntary Termination) or Company (in the case of Termination due to Incapacity) to the other party designating the basis for termination of Executive, the Termination Date as provided and addressed in conformity with Articles 2.2 and 4.1 of the Agreement.

9. Renewal Term:

          All automatic renewals of the terms and conditions of the Agreement, commencing on July 1, 2015, and ending June 30, 2016, and continuing each July 1 through June 30 thereafter until terminated by either party in conformity with the Agreement.

10. Termination Date:

          The date of termination designated in any Notice of Termination.

11. Termination for Cause:

          Shall mean the termination of the Executive for:

          a. Failing or refusing to follow the legal instructions or resolutions of the Board of Directors of the Company;

          b. Failing or refusing to follow the legal instructions of the Chief Executive Officer or President of the Company;

          c. Absenteeism from the Company in violation of the terms and conditions of the Agreement;

          d. Violation of any term or condition of this Agreement;

          e. Violation of any securities law (federal or state) during the term of this Agreement;

          f. Any breach of Executive’s duty of loyalty or fulfilling duty to the Company;

          g. Failure of the Executive to act in accordance with the terms of the Company handbook in all material respects; or

          h. Commission of any felony of misdemeanor involving moral turpitude.

12. Termination Without Cause:

          The Company’s issuances of a Notice of Termination of the Executive for any reason other than any of those bases for termination set forth in paragraph 11, entitled Termination for Cause.

13. Voluntary Termination:

          The Executive’s issuance of a Notice of Termination to the Company for any reason.

EXHIBIT A
OUTLINE OF MANAGEMENT INCENTIVE PLAN

Net Assets	$29,000,000	BONUS CALCULATION
		Level 1A
Salary			$200,000
		CO BASED
			75%
BONUS			$150,000
TARGET BONUS
Profit Target

1%	$290,000	0%	$0
2%	$580,000	1.316%	$1,974
3%	$870,000	2.63%	$3,948
4%	$1,160,000	3.95%	$5,922
5%	$1,450,000	5.26%	$7,896
6%	$1,740,000	6.58%	$9,870
7%	$2,030,000	7.90%	$11,844
8%	$2,320,000	9.21%	$13,818
9%	$2,610,000	10.53%	$15,792
10%	$2,900,000	11.84%	$17,766
11%	$3,190,000	13.16%	$19,740
12%	$3,480,000	14.48%	$21,714
13%	$3,770,000	15.79%	$23,688
14%	$4,060,000	17.11%	$25,662
15%	$4,350,000	18.42%	$27,636
16%	$4,640,000	19.74%	$29,610
17%	$4,930,000	21.06%	$31,584
18%	$5,220,000	22.37%	$33,558
19%	$5,510,000	23.69%	$35,532
20%	$5,800,000	25%	$37,500
21%	$6,090,000	31.25%	$46,875
22%	$6,380,000	37%	$55,500
23%	$6,670,000	43%	$64,500
24%	$6,960,000	50%	$75,000
25%	$7,250,000	56%	$84,000
26%	$7,540,000	62%	$93,000
27%	$7,830,000	68%	$102,000

28%	$8,120,000	75%	$112,500
29%	$8,410,000	83%	$124,500
30%	$8,700,000	89%	$133,500
31%	$8,990,000	95%	$142,500
32%	$9,280,000	100%	$150,000
33%	$9,570,000	106%	$159,000
34%	$9,860,000	112%	$168,000
35%	$10,150,000	118%	$177,000
36%	$10,440,000	125%	$187,500
37%	$10,730,000	131%	$196,500
38%	$11,020,000	137%	$205,500
39%	$11,310,000	143%	$214,500
40%	$11,600,000	150%	$225,000
41%	$11,890,000	156%	$234,000
42%	$12,180,000	162%	$243,000
43%	$12,470,000	168%	$252,000
44%	$12,760,000	175%	$262,500
45%	$13,050,000	181%	$271,500
46%	$13,340,000	187%	$280,500
47%	$13,630,000	193%	$289,500
48%	$13,920,000	200%	$300,000
49%	$14,210,000	206%	$309,375
50%	$14,500,000	213%	$318,750
each 1% RONA equals 6.5% increase in bonus %
51%	$14,790,000	219%	$328,500

EXHIBIT B
RONA RETURN FOR SHARE DISTRIBUTION

5 YEAR STOCK AWARD PLAN 2010-2014 Average RONA Return			50,000

RONA	AVG Operating Income	%	AWARD SHARES

20%	$5,800,000	25.00%	12,500
21%	$6,090,000	31.25%	15,625
22%	$6,380,000	37.50%	18,750
23%	$6,670,000	43.75%	21,875
24%	$6,960,000	50.00%	25,000
25%	$7,250,000	56.25%	28,125
26%	$7,540,000	62.50%	31,250
27%	$7,830,000	68.75%	34,375
28%	$8,120,000	75.00%	37,500
29%	$8,410,000	81.25%	40,625
30%	$8,700,000	87.50%	43,750
31%	$8,990,000	93.75%	46,875
32%	$9,280,000	100.00%	50,000

ANNUAL STOCK AWARD (Same schedule as above)			30,000

RONA	AVG Operating Income	%	AWARD SHARES

20%	$5,800,000	25.00%	7,500
21%	$6,090,000	31.25%	9,375
22%	$6,380,000	37.50%	11,250
23%	$6,670,000	43.75%	13,125
24%	$6,960,000	50.00%	15,000
25%	$7,250,000	56.25%	16,875
26%	$7,540,000	62.50%	18,750
27%	$7,830,000	68.75%	20,625
28%	$8,120,000	75.00%	22,500
29%	$8,410,000	81.25%	24,375
30%	$8,700,000	87.50%	26,250
31%	$8,990,000	93.75%	28,125
32%	$9,280,000	100.00%	30,000

EXAMPLE: 100% Award

Year	Average Net Assets	Operating Income	%

2010	29,000,000	$9,280,000	32%
2011	28,000,000	$8,960,000	32%
2012	27,000,000	$8,640,000	32%
2013	28,000,000	$8,960,000	32%
2014	29,000,000	$9,280,000	32%
	141,000,000	$45,120,000
5yr AVG	28,200,000	$9,024,000	32%

AWARD	50,000	shares

EXAMPLE: short of 32% RONA

Year	Average Net Assets	Operating Income	%

2010	29,000,000	$9,280,000	32%
2011	28,000,000	$8,000,000	29%
2012	27,000,000	$5,000,000	19%
2013	28,000,000	$10,000,000	36%
2014	29,000,000	$10,000,000	34%
	141,000,000	$42,280,000
5yr AVG	28,200,000	$8,456,000	30%

AWARD	43,750	shares

EXAMPLE: over of 32% RONA

Year	Average Net Assets	Operating Income	%

2010	29,000,000	$12,000,000	41%
2011	28,000,000	$14,000,000	50%
2012	27,000,000	$5,000,000	19%
2013	28,000,000	$6,000,000	21%
2014	29,000,000	$12,000,000	41%
	141,000,000	$49,000,000
5yr AVG	28,200,000	$9,800,000	35%

AWARD	50,000	shares